Exhibit 99.1

Allison Transmission Senior Vice President, Operations & Purchasing, Michael Dick to Retire March 11, 2022

INDIANAPOLIS, January 27, 2022 – Michael Dick, Senior Vice President, Operations & Purchasing of Allison Transmission Holdings, Inc. (NYSE: ALSN) has announced his retirement effective March 11, 2022. Rafael Basso, Vice President, Operations Planning and Business Development and Teresa van Niekerk, Vice President, Purchasing and Supplier Quality who currently report to Dick, will report directly to David S. Graziosi, Chairman and Chief Executive Officer of Allison Transmission, following Dick’s retirement.

“Mike has been a significant contributor to our global manufacturing operations, supply chain, manufacturing engineering and facilities organization for the last 15 years,” said Graziosi. “His commitment to operational excellence and steadfast pursuit of global operating practices and systems have facilitated exceptional levels of performance and quality ensuring our ability to meet the evolving needs of Allison’s end markets.”

Dick began his career with Allison more than 15 years ago as Executive Director of Operations and Plant Manager for the 1000 Series™ and 2000 Series™ transmissions Indianapolis manufacturing facility, where his team significantly improved manufacturing cost per unit, hours per unit and customer quality metrics. He then served as Executive Director of Manufacturing Engineering where he successfully launched Allison’s Chennai, India manufacturing facility, relocated the 3000 Series™ and 4000 Series™ transmissions assembly operations to a new plant in Szentgotthárd, Hungary, and launched multiple new product architectures and variants. He was then promoted to the position of Vice President of Purchasing, Supplier Quality and Manufacturing Engineering and later to his current role of Senior Vice President of Operations and Purchasing. Under his leadership Allison saw improvements in procurement’s commercial performance, material cost reductions, supplier quality improvements and numerous management systems and oversight enhancements. Additionally, Dick championed investments in two facilities in order to improve our global manufacturing footprint and vertical integration, in India and the USA.

Dick holds a Bachelor’s of Science Degree in Mechanical Engineering Technology from Purdue University.

“Mike has been a dedicated leader and instrumental to the success of Allison Transmission,” said Graziosi. “He leaves a talented and capable team that is well-positioned to take the organization forward for continued success. I wish Mike and his family all the best in his well-earned retirement.”

Effective March 12, 2022, Rafael Basso will assume the role of Vice President of Operations with responsibility for oversight of plant operations, Walker Die Casting, facilities, business development, global supply chain and manufacturing engineering. Teresa van Niekerk will retain the role of Vice President of Purchasing and Supplier Quality with responsibility for oversight of global procurement, supplier readiness and supplier quality.

Basso has been with Allison Transmission for 22 years and since September 2021 has been responsible for the development of operations-specific strategy and support of corporate growth initiatives. Basso began his Allison career in 1998 with operational responsibility for Allison’s Brazilian MT transmission manufacturing facility and in 2001 was named Project Manager responsible for launching Allison’s Shanghai, China Customization Center. Since 2006, Basso has served in multiple operational roles, including Plant Quality Manager, Production Area Manager, Total Productive Maintenance Manager and 4000 Series™ transmissions Indianapolis manufacturing facility Managing Director and Executive Director of Plant Operations before his recent promotion to Vice President.

Van Niekerk has been with Allison for 9 years and has served in her current role since 2015. Van Niekerk joined Allison in 2012 as Managing Director responsible for all supplier relations and vendor contract management for direct and indirect purchasing as well as purchasing compliance and risk management. Prior to joining Allison, van Niekerk was the vice president of purchasing for Navistar Inc.’s truck division.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is a leading designer and manufacturer of vehicle propulsion solutions for commercial and defense vehicles, the largest global manufacturer of medium- and heavy-duty fully automatic transmissions, and a leader in electrified propulsion systems that Improve the Way the World Works. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (tactical wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a presence in more than 150 countries, Allison has regional headquarters in the Netherlands, China and Brazil, manufacturing facilities in the USA, Hungary and India, as well as global engineering resources, including electrification engineering centers in Indianapolis, Indiana, Auburn Hills, Michigan and London in the United Kingdom. Allison also has more than 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Contacts

Claire Gregory

Director, Global External Communications

Claire.Gregory@allisontransmission.com

317-694-2065

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